Exhibit 99.3

AMENDMENT NO. 1 TO

THE SUPER LEAGUE GAMING, INC.

AMENDED AND RESTATED

2014 STOCK OPTION AND INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Super League Gaming, Inc. Amended and Restated 2014 Stock Option and Incentive Plan (as may be amended from time to time, the “Plan”) is made as of April 18, 2022. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

WHEREAS, Section 13.2 of the Plan permits the Board to amend, suspend or terminate the Plan at any time and from time to time, subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules;

WHEREAS, the Board desires to amend the Plan to increase the number of Shares available for grant under the Plan to 6,250,000 Shares; and

WHEREAS, this Amendment shall be submitted to the Company’s stockholders for approval, and shall become effective as of the date on which the Company’s stockholders approve such Amendment (the “Effective Date”); and

WHEREAS, if the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE, pursuant to Section 13.2 of the Plan, the Plan is hereby amended as follows, effective as of the Effective Date:

1.   Section 5.1 of the Plan shall be, and hereby is, amended and restated in its entirety to read as follows:

“5.1. Basic Limitation. Shares offered under this Plan shall be authorized but unissued shares, or treasury shares. Six Million Two Hundred Fifty Thousand (6,250,000) shares have been reserved for issuance under this Plan (upon exercise of Options or other rights to acquire Shares). The aggregate number of Shares which may be issued under this Plan shall at all times be subject to adjustment pursuant to Section 9. The number of Shares which are subject to Options or other rights outstanding at any time under this Plan shall not exceed the number of Shares which then remain available for issuance under this Plan. The Company, during the term of this Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of this Plan.

2.   Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment to the Super League Gaming, Inc. Amended and Restated 2014 Stock Option and Incentive Plan, as of the date first indicated above.

SUPER LEAGUE GAMING, INC.

By: /s/ Clayton Haynes Name: Clayton Haynes Title: Chief Financial Officer